Exhibit 99.1

The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493 web: www.buckle.com

For Immediate Release:  May 23, 2012

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 4, 2013 was $37.6 million, or $0.79 per share ($0.78 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 4, 2013 increased 2.3 percent to $269.7 million from net sales of $263.8 million for the prior year 13-week fiscal quarter ended April 28, 2012.  Comparable store net sales for the 13-week period ended May 4, 2013 increased 1.2 percent from comparable store net sales for the prior year 13-week period ended May 5, 2012.  Online sales (which are not included in comparable store sales) increased 6.0 percent to $20.9 million for the 13-week period ended May 4, 2013, compared to net sales of $19.7 million for the prior year 13-week period ended April 28, 2012.

Due to the 53rd week in fiscal 2012, comparable store net sales for the quarter are compared to the 13-week period ended May 5, 2012.

Net income for the first quarter of fiscal 2013 was $37.6 million, or $0.79 per share ($0.78 per share on a diluted basis), compared with $37.8 million, or $0.80 per share ($0.79 per share on a diluted basis) for the first quarter of fiscal 2012.

Management will hold a conference call at 11:30 a.m. EDT today to discuss results for the quarter.  To participate in the call, please call (800) 230-1085 and reference the conference code 293207.  A replay of the call will be available for a two-week period beginning May 23, 2013 at 1:30 p.m. EDT by calling (800) 475-6701 and entering the conference code 293207.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 444 retail stores in 43 states, which includes the opening of a new store last week in Gurnee, Illinois.  As of the end of the first quarter, it operated 443 stores in 43 states compared with 431 stores in 43 states at the end of the first quarter of fiscal 2012.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 4,	April 28,
	2013	2012

SALES, Net of returns and allowances	$269,712	$263,762

COST OF SALES (Including buying,
distribution, and occupancy costs)	152,705	149,567

Gross profit	117,007	114,195

OPERATING EXPENSES:
Selling	47,290	46,270
General and administrative	10,460	9,903
	57,750	56,173

INCOME FROM OPERATIONS	59,257	58,022

OTHER INCOME, Net	350	1,812

INCOME BEFORE INCOME TAXES	59,607	59,834

PROVISION FOR INCOME TAXES	22,055	22,025

NET INCOME	$37,552	$37,809

EARNINGS PER SHARE:
Basic	$0.79	$0.80

Diluted	$0.78	$0.79

Basic weighted average shares	47,698	47,219
Diluted weighted average shares	47,933	47,597

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	May 4,	February 2,	April 28,
ASSETS	2013	2013 (1)	2012

CURRENT ASSETS:
Cash and cash equivalents	$116,601	$117,608	$186,693
Short-term investments	27,566	26,414	33,421
Receivables	4,176	3,470	3,953
Inventory	105,894	103,853	97,040
Prepaid expenses and other assets	26,506	25,528	15,762
Total current assets	280,743	276,873	336,869

PROPERTY AND EQUIPMENT:	383,901	373,286	367,237
Less accumulated depreciation and amortization	(217,396)	(210,183)	(196,368)
	166,505	163,103	170,869

LONG-TERM INVESTMENTS	36,094	35,735	39,810
OTHER ASSETS	2,265	2,263	2,393

	$485,607	$477,974	$549,941

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$40,746	$34,124	$33,162
Accrued employee compensation	13,435	42,183	16,429
Accrued store operating expenses	10,703	10,121	9,295
Gift certificates redeemable	17,674	22,221	15,361
Income taxes payable	21,062	20,307	17,117
Total current liabilities	103,620	128,956	91,364

DEFERRED COMPENSATION	11,890	10,600	9,858
DEFERRED RENT LIABILITY	38,441	36,947	37,648
OTHER LIABILITIES	11,331	11,822	13,081
Total liabilities	165,282	188,325	151,951

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 48,322,955 shares at May 4, 2013, 48,059,269
shares at February 2, 2013, and 47,921,437 shares at April 28, 2012	483	481	479
Additional paid-in capital	120,170	117,391	106,948
Retained earnings	200,598	172,711	291,264
Accumulated other comprehensive loss	(926)	(934)	(701)
Total stockholders’ equity	320,325	289,649	397,990

	$485,607	$477,974	$549,941

(1) Derived from audited financial statements.